EXHIBIT 99.1


FOR IMMEDIATE RELEASE

L90, Inc. Contact:  Chris Lehane
                    (202) 549-5911

               L90 CONCLUDES INVESTIGATION AND ANNOUNCES FINDINGS

     Los Angeles - May 6, 2002 - L90, Inc. (NASDAQ: LNTYE), a media company with expertise in both traditional direct marketing and online marketing, today announced the findings of its internal investigation initiated by the Audit Committee of the Board of Directors in February 2002. As a result of this investigation, the company intends to restate its operating results for the quarter ended September 30, 2000, the year ended December 31, 2000, and the quarters ended March 31, June 30 and September 30, 2001.

"The conclusion of our internal investigation allows us to bring closure to the questions surrounding L90's prior financial results," said William Apfelbaum, Chairman of L90's Board of Directors. "We are now moving forward to aggressively build our businesses on all fronts; our aim is to secure the leadership positions within our industry. The company's finances are strong. We have in excess of $50 million of cash on hand. We have put in place a new management team, led by our President and CEO, Mitchell Cannold. With the confidence and support shown to us by our clients, employees and shareholders, L90 is full speed ahead."

The company and the Audit Committee of the Board of Directors each engaged special counsel and a forensic accounting firm to conduct a thorough, comprehensive and detailed examination of the company's financial records for the affected periods. The investigation identified groups of transactions in 2000 and 2001 involving multiple vendors and service providers. These cash transactions substantially offset one another when aggregated and appear to represent barter arrangements. In addition, the company identified other revenue transactions with these and other vendors that were subsequently written off as bad debts or that generated concerns about the services provided. The results will be restated because these transactions do not appear to meet the criteria for revenue recognition under generally accepted accounting principles. Although cumulative revenue will be reduced by a total of approximately $8.3 million, the effect of these adjustments does not change the company's total net losses in 2000 and 2001. Instead, these adjustments impact the timing of losses as well as the income statement classification of certain items. These changes are presented below.

                                                                Selected Financial Data - Unaudited
                                      ------------------------------------------------------------------------------------------
                                                                (in thousands, except per share data)

                                                 For the Year Ended                              Nine Months Ended
                                                 December 31, 2000                               September 30, 2001
                                      ------------------------------------------     -------------------------------------------

                                        As Reported    Adjustments     Restated        As Reported     Adjustments     Restated
                                        -----------    -----------     --------        -----------     -----------     --------

Total Revenue                              $ 51,953      $ (3,239)     $ 48,714           $ 27,196       $ (5,026)     $ 22,170

Sales and Marketing Expenses               $ 16,769      $ (1,350)     $ 15,419           $ 14,429       $ (2,228)     $ 12,201

General and Administrative                 $ 16,997        $ (149)     $ 16,848           $ 12,015       $ (1,857)     $ 10,158

Other Income                                    $--          $ 963        $ 963                $--         $ 1,590      $ 1,590

Net Loss Attributable to Common          $ (19,713)        $ (776)   $ (20,489)         $ (22,369)           $ 649   $ (21,720)
Stockholders

Net Loss Per Share: Basic/Diluted          $ (0.92)       $ (0.03)     $ (0.95)           $ (0.91)          $ 0.02     $ (0.89)

Weighted Average Number of Common            21,535            --        21,535             24,469              --       24,469
Shares Outstanding: Basic/Diluted

The company's General Counsel, Peter Huie, commented: "Based on the results of this comprehensive investigation, we believe that we have identified and rectified these prior problems and are now in a position to file our annual report on Form 10-K, as well as our quarterly report on Form 10-Q for the quarter ended March 31, 2002, later this month. In addition, the company continues to work closely with special counsel to enhance and strengthen its internal controls and processes. The company and its representatives also continue to cooperate fully with the ongoing investigations of the SEC and Nasdaq."

The company intends to file its annual report on Form 10-K for the year ended December 31, 2001, as well as its quarterly report on Form 10-Q for the quarter ended March 31, 2002, on or about May 15, 2002. In addition, the company will file amendments to its annual report on Form 10-K/A for the year ended December 31, 2000, and amended quarterly reports on Forms 10-Q/A for the third quarter of 2000 and for the first three quarters of 2001, as promptly as possible. Investors should be aware that the company's previously filed annual report on Form 10-K for the year ended December 31, 2000, its quarterly reports on Form 10-Q for the quarter ended September 30, 2000 and the first three quarters of 2001 will be amended, and the financial statements contained in those reports will be restated, as contemplated in this release.


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



About L90

L90 is a media company with expertise in both traditional direct marketing and online marketing. L90 provides its clients with strategic full service solutions that focus on maximum results and returns. L90's offline direct marketing business, formerly known as Novus List Management, was established in 1989 and specializes in list management, alternative media and sophisticated data analytical services. L90's online advertising and direct marketing businesses, established in 1997, work with marketers and online publishers to build valuable relationships with consumers. The online division creates innovative advertising solutions by providing a one-stop-shop of services for online marketing including an experienced email brokerage group, a strategic marketing and creative services group and a network of high profile web site publishers. L90 achieves marketers goals of branding, customer acquisition, sales, increased traffic and customer retention. Headquartered in Los Angeles and New York, L90 has additional offices in San Francisco, Chicago, Miami and Seattle.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the business of L90 may suffer due to uncertainty; and other risks that are described from time to time in L90's Securities and Exchange Commission reports. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, L90's results could differ materially from L90's expectations in these statements. L90 assumes no obligation and does not intend to update these forward-looking statements.

The statements relating to the timing of the filing of the company's annual report on Form 10-K for the year ended December 31, 2001, quarterly report on Form 10-Q for the quarter ended March 31, 2002, and anticipated restatements of 2000 and 2001 financial results are based on the company's current expectations and are subject to uncertainty. The timing of such filings may differ from these expectations.


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